Exhibit 4.13

ADDENDUM 13 to the

LEASE AGREEMENT DATED 6/30/99 and 2/21/2001 plus Addenda

Extension of Mechelen Campus Tower offices

Between the undersigned:

1.	Intervest Offices & Warehouses NV, Regulated Real Estate Company (Gereglementeerde Vastgoedvennootschap [GVV]), with registered office in 2600 Berchem (Antwerp), Uitbreidingstraat 66, registered in the Register of Legal Entities (Antwerp) under number 0458.623.918, here represented by three Executive Committee members, i.e. 1/ the BVBA Jean-Paul Sols, CEO, represented here by its permanent representative, Mr. Jean-Paul Sols, 2/ Ms. Inge Tas, CFO and 3/ the BVBA Luc Feyaerts, COO, represented here by its permanent representative, Mr. Luc Feyaerts, further referred to as the “Landlord”

and

2.	Galapagos NV (previously known as GALAPAGOS GENOMICS NV), with registered office in 2800 Mechelen, Generaal De Wittelaan L11 A3, registered in the Register of Legal Entities (Antwerp, Mechelen department) under number 0466.460.429, represented here by its Managing Director, Mr. Onno van de Stolpe, further referred to as the “Tenant”,

Will first be outlined as follows:

In the private Lease Agreement of 6/30/1999, followed by the notarial Lease Agreement of 2/21/2001, and Addendum 1 and 2, the Tenant has leased from the then owner, the N.V. Innotech in Mechelen, 1,542m² of office space, with 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, Generaal De Wittelaan L11 A3, lot 1, on the first floor, for a fixed period of 15 years, commencing on 6/1/2000, to end on 5/31/2015.

The N.V. Innotech merged with Perifund CVA on 6/29/2001, at which time the name was also changed to Intervest Offices N.V.

In the “Addendum 3” Agreement of 2/13/2004 the Tenant additionally leased 322m² of offices plus 7 parking spaces in the same building, commencing on 12/1/2003 to end on 5/31/2015.

In the Addendum 4 of 8/1/2005 the Landlord temporarily made available ± 20m² of floor space to the Tenant located in a larger warehouse in Gen. De Wittelaan 9 in Mechelen.

In the Addendum 5 of 3/23/2006 the provision under Addendum 4 was prematurely terminated, and the Tenant leased an additional warehouse of ± 100m² in the same building in Gen. De Wittelaan L11 A3 in Mechelen, commencing on 3/1/2006 to end on 5/31/2015.

In the Addendum 6 of 2/6/2007 the Tenant leased an additional warehouse space of ± 213m² in the same building, commencing on 2/1/2007 to end on 5/31/2015.

In the Addendum 7 of 1/31/2008 the Tenant leased additional office space and sanitary facilities of ± 513m², reception space of ± 116m², storage space of ± 27m² in the same building, and 24 parking spaces, commencing on 1/1/2008 to end on 5/31/2015.

In the Addendum 8 of 7/14/2009 the Tenant leased additional office space with private kitchen of ± 716m² in the same building, commencing on 7/1/2009 to end on 5/31/2015.

The Tenant has so far leased 3,093m² of offices, 116m² of reception space, 340m² of storage space, and 71 outdoor parking spaces, with a current annual rent of € 432,446.96.

In the Addendum 9 of 9/30/2011 the aforementioned Lease Agreements of 6/30/99 and 2/21/2001 and all the Addenda were extended for nine years, from 6/1/2015 to 5/31/2024, and an additional 458m² of office space on the ground floor was leased, and the lease for 716m² of office space plus the kitchen was prematurely terminated.

In the Addendum 10 of 9/30/2011 the Tenant leased the following additional spaces, in the adjacent building located in Mechelen, Generaal De Wittelaan 21: 753 m² of laboratory space on the 2nd floor, plus ± 83 m² of the common entrance and hallways on the ground floor, plus 2 technical storage areas of ± 60 m², and +/- 760 m² of laboratory space on the 1st floor, and 10 parking spaces.

In the Addendum 11 of 5/15/2012 the lease of 30 m² storage space was terminated.

In the Addendum 12 of 8/8/2013 the Tenant additionally leased, in the building located in Mechelen, Generaal De Wittelaan 11A: 398 m² of office space, 156 m² of storage space and 20 outdoor parking spaces, commencing on 9/1/2013.

This having been outlined, it is agreed as follows:

Article 1 – Leased Property

In extension of the above leases the Landlord presents the following spaces for lease to the Tenant, who accepts these, in a building located in Mechelen, Schaliënhoevedreef 20T

1.	± 866 m² of office space on the 10th floor, and ± 433 m² on the 9th floor, as indicated on the attached plan (Appendix 1)

2.	30 indoor parking spaces, numbered 445 to 464, and 475 to 484, as indicated on the attached plan (Appendix 2)

3.	10 outdoor parking spaces, numbered 604 to 613, as indicated on the attached plan (Appendix 3)

Further referred to as the “Leased Property”.

The leased areas are not guaranteed more or less in terms of area, thus representing an advantage or disadvantage for the Tenant.

The Leased Property will be leased in the condition it is in and which is known by the Tenant, provided, however, that the Landlord undertakes to carry out the adjustments described in Article 5. The Tenant declares to have viewed and inspected the Leased Property in detail.

An inventory will be made from the commencement of the lease based on joint costs by expert agency Collin Thomas, at the latest within one month after completion of the work specified in Article 5. The fees of the expert agency shall be borne by the Landlord and the Tenant, each for half.

Article 2 – Duration

The present Addendum 13 shall enter into force on June 1, 2016 to end on May 31, 2024, like the other aforementioned contracts plus addenda. Notwithstanding the foregoing:

1.	the Landlord will grant the Tenant access to the Landlord’s Property between the date of signing of this Addendum by both parties (the “Signature Date”), in order to allow the Tenant to make the Landlord’s Property ready for use before the effective date of this Addendum; and

2.	the current Article 2 and Article 5 come into force from the Signature Date.

The Tenant shall have the right to terminate the lease by 5/31/2020, provided that a notice is sent by registered mail at least six months in advance.

(Please also see Article 6)

Article 3 – Rental Price

The rental price amounts to:

1.	for the offices: € 145/m² per annum or € 188,355 per annum;

2.	for the indoor parking spaces: € 875/parking space per annum or € 26,250 per annum;

3.	for the outdoor parking spaces: € 450/parking space per annum or € 4,500 per annum,

Or in total € 219,105 per annum or € 54,776.25 quarterly

The annual indexation of this rental price will take place on June 1 of each year (and for the first time on June 1, 2017), with the base index in May 2016.

Article 4 – Bank Security Deposit

The Tenant shall, within one month after the signing of this Addendum, increase the amount of the existing bank guarantee with an amount equivalent to 6 months rent or € 109,552.50.

Article 5 – Condition of the Leased Property

The Landlord undertakes to carry out the following work at his own expense within the shortest reasonable time after the signing of this Agreement, and no later than June 1, 2016:

•	painting fixed walls where necessary, repairing small damages, and thorough cleaning of floors and floor coverings;

•	installing a patch cabinet on both floors with fiber optic connection between the two, and four wifi connections on each floor;

•	necessary adjustments to internal walls + doors and floor coverings of the 10th floor in order to make its layout identical to that of the 8th floor

Article 6 – Commercial Compensation

As a commercial title the Landlord grants the following concessions to the Tenant:

1/ to apply a rent-free period of 6 months from the effective date of this contract for the 433 m² of office space on the 9th floor. The joint rental charges and taxes relating to the same Leased Property are payable from the effective date of this contract. Nevertheless, in case the work described in Article 5 would not have been completed by June 1, 2016:

(a)	the rent-free period shall be extended by a period equal to the number of days with which the time specified in Article 5 is exceeded; and

(b)	the joint rental charges and taxes will only be payable by the Tenant from the completion of the work specified in Article 5.

2/ a budget worth € 133,000 (including VAT), free to use by the Tenant; this budget will be transferred by credit notes on the first rental invoices.

In the event that the Tenant would effectively make use of the termination option by 5/31/2020, they shall pay back 50% of the aforementioned budget or € 66,500 (including VAT) to the Landlord, within a month after the commencement of the termination.

Article 7 – General Provision

For the rest, all the provisions of the aforementioned Lease Agreements of 6/30/1999 and 2/21/2001 and all Addenda will remain fully in force, and also apply to the current Agreement, and this insofar these are not deviated from in the current Addendum.

The Landlord shall register this Addendum, where the registration fees shall be borne by the Tenant.

The registration duties amount to 0.20% and are calculated on the combined amount of the rental price and the joint charges for the whole duration of this Agreement. For the purpose of the tax authorities, these joint charges imposed under this addendum, are estimated at 5% of the additional rent.

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[signature page follows]

Thus, drawn up in triplicate on April 28, 2016, whereby each party acknowledges having received his copy, and one copy is intended for registration.

The Landlord	The Tenant
Intervest Offices & Warehouses NV	Galapagos NV

/s/ Jean-Paul Sols	/s/ Onno van de Stolpe
Onno van de Stolpe, CEO

/s/ Inge Tas	/s/ Bart Filius
Bart Filius, CFO
/s/ Luc Feyaerts

Appendices:

1/ Plan of leased property
2/ Plan of indoor parking spaces
3/ Plan of outdoor parking spaces

Appendix 1: Plan of the Leased Property

Appendix 2: Plan of the indoor parking spaces

Appendix 3: Plan of the outdoor parking spaces